                              EMPLOYMENT AGREEMENT



         This EMPLOYMENT AGREEMENT made as of the 1st day of January, 2001 by and between ULTRASTRIP SYSTEMS, INC., a Florida corporation (the "Company"), and DENNIS E. MCGUIRE ("Executive").

         In consideration of the mutual covenants and agreements herein contained, the compensation to be paid hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term of Employment. The Company hereby employs Executive and Executive hereby accepts employment with the Company for a term (the "Term") of three (3) years beginning on July 1, 2001 (the "Effective Date"). The Term shall be extended for an additional twelve (12) month period on the provisions herein set forth on each June 30th during the Term unless the Company shall have notified Executive prior to such date that the Agreement shall not be extended.

2. Title; Duties of Executive. During the Term, Executive shall continue to be employed by the Company as its Chief Technology Officer and shall devote his efforts to rendering services to the Company in such capacity. Executive shall conduct the business of the Company and have responsibility for his duties subject only to the supervision and control of the Company's Chief Executive Officer. Executive shall not be required without his consent to undertake responsibilities not commensurate with his position.

3. Commitment. During the Term, Executive shall devote substantially all of his productive time, ability and attention to the business of the Company, except that Executive may undertake or continue to conduct other business, civic or charitable activities that do not interfere in any material respect with his duties hereunder. Executive may hold outside directorships subject to approval by the Company's Board of Directors (the "Board") and may retain all compensation from such service.

4. Compensation of Executive.

         (a) Base Salary. Executive shall be entitled to receive from the Company a base salary ("Base Salary") of two hundred seventy five thousand dollars ($275,000) per year, payable in accordance with the normal payroll practices of the Company. Once the Company's gross revenues reach five million dollars ($5,000,000), Base Salary shall increase to two hundred eighty five thousand dollars ($285,000) per year. Once the Company's gross revenues reach ten million dollars ($10,000,000), Base Salary shall increase to two hundred ninety five thousand dollars ($295,000) per year. Once the Company's gross revenues reach fifteen million dollars ($15,000,000), Base Salary shall increase to three hundred five thousand dollars ($305,000) per year. Subsequent raises, if any, may be awarded by the Board in its discretion.

         (b) Bonuses. As additional compensation, the Company shall (i) grant to Executive as a signing bonus as of the date of this Agreement an option to acquire one million (1,000,000) shares of common stock at an exercise price of three dollars ($3.00) per share, exercisable without vesting restrictions through June 30, 2007, and (ii) pay Executive an annual cash bonus in the amount of one percent (1%) of the Company's gross revenues over the preceding twelve
(12) month period running from July 1st through June 30th of each year of the Term. Each cash bonus shall be payable to Executive thirty (30) days following the date the Company's gross revenues for the applicable twelve (12) month period becomes determinable.

         (c) Stock Options. As additional compensation, Executive shall be granted as of the date of this Agreement three (3) options to acquire an aggregate of one million five hundred thousand (1,500,000) shares of common stock at an exercise price of three dollars ($3.00) per share:

                  (i) Option No. 1 shall terminate if Executive is not employed by the Company on January 1, 2002 and shall be exercisable for five hundred thousand (500,000) shares beginning July 1, 2002 as follows: If the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the twelve (12) month period running from July 1, 2001 through June 30, 2002 reaches two million dollars ($2,000,000), then one hundred thousand (100,000) shares may be purchased; if EBITDA for that period reaches four million dollars ($4,000,000), then two hundred thousand (200,000) shares may be purchased; if EBITDA for that period reaches six million dollars ($6,000,000), then three hundred thousand (300,000) shares may be purchased; if EBITDA for that period reaches eight million dollars ($8,000,000), then four hundred thousand (400,000) shares may be purchased; and if EBITDA for that period reaches ten million dollars ($10,000,000), then all five hundred thousand (500,000) shares may be purchased.

                  (ii) Option No. 2 shall terminate if Executive is not employed by the Company on January 1, 2003 and shall be exercisable for five hundred (500,000) shares beginning July 1, 2003 as follows: If the Company's EBITDA for the twelve (12) month period running from July 1, 2002 through June 30, 2003 reaches six million dollars ($6,000,000), then one hundred thousand (100,000) shares may be purchased; if EBITDA for that period reaches eight million dollars ($8,000,000), then two hundred thousand (200,000) shares may be purchased; if EBITDA for that period reaches ten million dollars ($10,000,000), then three hundred thousand (300,000) shares may be purchased; if EBITDA for that period reaches twelve million dollars ($12,000,000), then four hundred thousand (400,000) shares may be purchased; and if EBITDA for that period reaches fourteen million dollars ($14,000,000), then all five hundred thousand (500,000) shares may be purchased.

                  (iii) Option No. 3 shall terminate if Executive is not employed by the Company on January 1, 2004 and shall be exercisable for five hundred thousand (500,000) shares beginning July 1, 2004 as follows: If the Company's EBITDA for the twelve (12) month period running from July 1, 2003 through June 30, 2004 reaches ten million dollars ($10,000,000), then one hundred thousand (100,000) shares may be purchased; if EBITDA for that period reaches twelve million dollars ($12,000,000), then two hundred thousand (200,000) shares may be purchased; if EBITDA for that period reaches fourteen million dollars

($14,000,000), then three hundred thousand (300,000) shares may be purchased; if EBITDA for that period reaches sixteen million dollars ($16,000,000), then four hundred thousand (400,000) shares may be purchased; and if EBITDA for that period reaches eighteen million dollars ($18,000,000), then all five hundred thousand (500,000) shares may be purchased.

Option No. 1, Option No. 2 and Option No. 3 shall expire on June 30, 2007, June 30, 2008 and June 30, 2009, respectively.

         (d) Fringe Benefits. The Company shall provide to Executive the following fringe benefits:

                  (i) Executive and his spouse shall be included as beneficiaries at the Company's expense under the Company's group health insurance policy; and

                  (ii) The Company shall pay Executive a car allowance of seven hundred dollars ($700) per month.

Executive shall be entitled to participate in any employee benefit programs made available to the Company's executive officers including, without limitation, any qualified pension or profit-sharing plan, retirement savings plan, deferred compensation plan or employee stock purchase plan.

         (e) Vacation. Executive shall be entitled to four (4) weeks off for vacation at full pay during each twelve (12) month period of the Term hereof.

5. Reimbursement of Executive Expenses. In the course of his employment Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including, but not limited to, traveling, entertainment and similar expenses, for the benefit of the Company. Subject to the Company's policy regarding the reimbursement of such expenses, the Company shall reimburse Executive for such expenses from time to time, at Executive's request, and Executive shall account to the Company for such expenses.

6. Termination by the Company.

         (a) The Company shall have the right to terminate this Agreement under the following circumstances:

                  (i) Upon the death of Executive;

                  (ii) Upon notice from the Company to Executive in the event of an illness or other disability which has incapacitated him from performing his duties for twelve (12) consecutive weeks as determined in good faith by the Board; or

                  (iii) For "good cause" upon notice from the Company. Termination by the Company of Executive's employment for "good cause" shall be limited to the following circumstances:

                           (A) Executive is convicted of, pleads guilty to or
pleads nolo contendere to a felony crime involving moral turpitude;

                           (B) Executive is found guilty of or pleads no contest
to fraud, conversion, embezzlement, falsifying records or reports or a similar crime involving the Company's property;

                           (C) Executive willfully breaches this Agreement in a
material way, which breach remains uncured thirty (30) days after written notice thereof shall have been sent to Executive;

                           (D) The voluntary resignation by Executive as an
employee of the Company (except pursuant to Section 7); or

                           (E) Insubordination or incompetence, as reasonably
determined by the Board after Executive has had the opportunity to address the Board with respect to the matter.

         (b) If this Agreement is terminated pursuant to Section 6(a) above, Executive's rights and the Company's obligations hereunder shall forthwith terminate except as expressly provided below.

         (c) If this Agreement is terminated pursuant to Section 6(a)(i) or (ii) hereof, Executive or his estate shall be entitled to receive:

                  (i) A cash payment equal to Executive's Base Salary hereunder for a three (3) month period, payable within thirty (30) days of the date of such termination; and

                  (ii) All bonuses granted to Executive pursuant to Section 4(b) above.

The Company may purchase insurance to cover all or any part of its obligations set forth in this Section 6(c), and Executive agrees to take a physical examination to facilitate the obtaining of such insurance. However, death and disability benefits are not conditioned upon the Executive's insurability or the Company's obtaining insurance.

         (d) Whenever compensation is payable to Executive hereunder during a time when he is partially or totally disabled and such disability (except for the provisions hereof) would entitle him to disability income or to salary continuation payments from the Company according to the terms of any plan now or hereafter provided by the Company or according to any Company policy in effect at the time of such disability, the compensation payable to him hereunder shall be inclusive of any disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Executive by an insurance company under an insurance policy paid for by the Company, the amounts paid to him by such insurance company shall be considered to be part of the payments to be made by the Company to him pursuant to this Section, and shall not be in addition thereto.

7. Termination by Executive. Executive shall have the right to terminate his employment under this Agreement upon thirty (30) days' notice to the Company given within sixty (60) days following the occurrence of any of the following events:

         (a) Executive is not appointed or retained as Chief Technology Officer of the Company;

         (b) The Board materially reduces Executive's duties and responsibilities hereunder. Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that the Company is (or substantially all of its assets are) sold to, or is combined with, another entity provided Executive shall (i) continue to have the same duties and responsibilities with respect to the Company's core business, and
(ii) report directly to the board of directors of the entity that acquires the Company or its assets; or

         (c) The Company shall have notified Executive prior to June 30th in any year during the Term that the Agreement shall not be extended.

8. Consequences of Breach by the Company.

         (a) If the Company shall terminate Executive's employment under this Agreement for any reason other than as set forth in Section 6(a) or if Executive terminates this Agreement under Section 7, the following shall apply:

                  (i) Executive shall continue to receive his Base Salary hereunder for the remainder of the Term provided that he does not breach Section 10 below;

                  (ii) Executive shall be entitled to all bonuses granted to him pursuant to Section 4(b) above; and

                  (iii) Executive shall continue to receive all the fringe benefits described in Section 4(d) above for the remainder of the Term provided that he does not breach Section 10 below.

         (b) If any benefits under the preceding subsection is finally determined by the Internal Revenue Service to be an "Excess Parachute Payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay Executive an additional amount such that (x) the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to
(y) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law.

9. Remedies. The Company recognizes that because of Executive's special talents and stature, in the event of termination by the Company hereunder (except under Section 6(a)), or in the event of termination by Executive under Section 7 before the end of the Term, the Company acknowledges and agrees that the provisions of this Agreement regarding further payments of

Base Salary, bonuses and benefits constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited to or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the Term of this Agreement.

10. Covenant Not To Compete; Disclosure of Information. Executive agrees to receive confidential and proprietary information of the Company in strict confidence, and not to disclose such information to others except as authorized in writing by the Board or as required by law. Confidential and proprietary information shall mean information not generally known to the public that is created by or disclosed to Executive as a consequence of his employment by the Company. Additionally, for a two (2) year period following the termination pursuant to Section 6(a)(ii) or (iii) or the expiration hereof, Executive shall not engage in any activities substantially similar to or in competition with the business of the Company.

11. Notices and Demands. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes if sent by certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company, Attention: Chairman of the Board, 3515 S.E. Lionel Terrace, Stuart, Florida 34996, or at any other address designated by the Company to Executive in writing, and if to Executive, at Executive's home address as shown in the Company's records or at any other address designated by Executive to the Company in writing.

12. Severability. In case any covenant, condition, term or provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, in whole or in part, by judgment, order or decree of any court or other judicial tribunal of competent jurisdiction, from which judgment, order or decree no further appeal or petition for review is available, the validity of the remaining covenants, conditions, terms and provisions contained in this Agreement, and the validity of the remaining part of any term or provision held to be partially invalid, illegal or unenforceable, shall in no way be affected, prejudiced or disturbed thereby.

13. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section may not be waived except as herein set forth.

14. Complete Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes any and all previous agreements between the parties, whether written or oral, with respect to such subject matter.

15. Applicable Law, Binding Effect and Venue. This Agreement shall be construed and regulated under and by the laws of the State of Florida, and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns.

Venue for any action related to or arising out of this Agreement shall lie in Martin County, Florida.


IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above with the intent to be legally bound.


                                              ULTRASTRIP SYSTEMS, INC.


                                              By: /s/ Robert O. Baratta
                                                 -------------------------------
                                                       Robert O. Baratta



                                              ----------------------------------
                                              DENNIS E. MCGUIRE